For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. REPORTS 28.3% GROWTH IN SALES IN 2003

  Commercial print product line more than doubles annual sales
  Custom folding cartons product line sees 10.4% growth in 2003
  Operating income improves 24.8% for the year

BUFFALO, NY, February 6, 2003 -- MOD-PAC CORP. (NASDAQ: MPAC), a specialized printer and a designer and manufacturer of paperboard packaging, today announced record sales and earnings for the fourth quarter and full year of 2003 which ended December 31, 2003.

For the fourth quarter, net sales increased 29.1% to $12.44 million up from $9.64 million in the fourth quarter of 2002. The growth in sales is primarily attributed to a $1.78 million increase in MOD-PAC's commercial printing product line and a $691 thousand increase in sales of the custom folding cartons product line. Operating income (income before loss or gain on disposal of assets, interest and taxes) for the fourth quarter improved 42% to $1.46 million from $1.03 million in the same period in 2002. Operating margin in the fourth quarter of 2003 and 2002 was 11.8% and 10.7%, respectively. Net income for the fourth quarter of 2003 was $818 thousand, up $99 thousand, or 13.8%, from $719 thousand in the same period in 2002. Net income was mostly impacted by higher interest expenses and a $101 thousand loss on the disposal of assets. On a diluted per share basis, earnings were $0.22 in the 2003 fourth quarter compared with $0.18 in the prior year, a 22.2% increase. In addition to higher net income, earnings per share were positively impacted by the Company's share repurchase program. MOD-PAC repurchased 199,000 shares in 2003.

For the full year of 2003, net sales grew to $41.22 million, up $9.1 million, or 28.3%, from $32.12 million in the prior year. The commercial printing product line had net sales of $13.63 million for the year, more than doubling sales of $6.40 million in the prior year. In addition, the custom folding carton product line had a strong year as the economy recovered with sales of $14.84 million, up $1.34 million, or 9.9%, from 2002. Operating income in 2003 was $3.79 million up from $3.04 million in 2002, a 24.8% increase. Operating margin held relatively steady at 9.2% in 2003 compared with 9.3% in 2002. Net income for 2003 was $2.20 million compared with $1.96 million in 2002. As in the quarter, net income was mostly impacted by higher interest expenses and a charge in the fourth quarter for the loss on the disposal of assets.

Daniel G. Keane, President and CEO, said "The growth we realized in 2003 was a direct result of our ability to provide higher value services to our customers. Our capability to offer just-in-time printing on short runs at reasonable prices is a distinctive model for the print world and well-suited for customers that have high variability in their print requirements. We are broadening our channels to market to continue to capitalize on our unique order aggregation and automated prepress and post-press processes." He went on to say, "We anticipate a strong start in 2004 and a very solid second half with overall growth to be in the range of 8% to 12%."

Capital spending in 2003 was $8.53 million compared with $8.01 million in 2002. Capital expenditures in 2004 are anticipated to be in the range of $5.00 million to $7.00 million. Depreciation and amortization in 2003 was $4.08 million compared with $3.05 million in 2002.

MOD-PAC CORP. became a separately traded NASDAQ company on March 14, 2003, when it was spun-off from Astronics Corporation in a tax-free distribution to the Astronics shareholders on the basis of one share of MOD-PAC capital stock for every two shares of Astronics capital stock. Per share amounts reported here reflect Astronics shares outstanding and common stock equivalents for the periods prior to the distribution factored by the distribution ratio.

REVIEW BY PRODUCT LINE

The commercial printing product line had net sales of $3.88 million in the fourth quarter of 2003, up 84.5% over the same period in 2002. Sales in this product line are to VistaPrint, MOD-PAC's internet marketing customer that provides a line of customized print products, such as business cards, direct mail pieces and brochures for the small office and home office market. For the full year, net sales were $13.63 million up from $6.40 million in 2002.

For the fourth quarter of 2003, custom folding cartons had sales of $4.23 million up from $3.47 million in the same period in 2002. As reported early in 2003, this product line was expected to improve over 2002 levels as the economy recovered. For all of 2003, net sales were $14.84 million, up from $13.51 million in 2002.

Stock box sales in the fourth quarter of 2003 were $3.51 million compared with $3.35 million in 2003, while personalized printing grew to $825 thousand from $722 thousand as a result of increasing orders for products via the internet. Full year sales for stock boxes were flat at $9.50 million. Personalized print products increased $330 thousand in 2003 to $3.18 million.

CONFERENCE CALL

MOD-PAC will host a Fourth Quarter and Fiscal Year 2003 Financial Results teleconference and web cast on Friday, February 6, 2004 at 1:30 pm ET. To participate in the teleconference, please dial (303) 262-2140 approximately 10 to 15 minutes prior to the call or visit MOD-PAC's website at www.modpac.com.

The archive of the teleconference will be made available on MOD-PAC's website following the call. Also, a replay of the teleconference will be available through February 13, 2003 by calling (303) 590-3000, and entering pass code 566949#.

ABOUT MOD-PAC CORP.

MOD-PAC provides short-run commercial printing for the small office/home office market with products such as business cards and direct mail marketing literature. Orders for the commercial print market are aggregated through the internet and MOD-PAC offers mass-customization through its highly computerized print process. The Company also makes retail personalized printed products for social occasions such as invitations and napkins.

Paperboard packaging products include custom-design folding cartons for the healthcare, pharmaceuticals, automotive sectors and other consumer products. Stock boxes are primarily sold to the confectionary industry.

MOD-PAC's strategy is to grow its market share by leveraging technology combined with its operational expertise to provide low cost, quality products to meet the customized needs of the customer through dramatically reduced cycle times and short-run production relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the ability of the Company to continue to gain market share, the success of the application of technology in its marketing and printing processes, the ability to grow sales by 8-12%, the likelihood that MOD-PAC will continue to maintain its favorable relationship with its customers, and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

TABLES FOLLOW.

MOD-PAC CORP
Consolidated Balance Sheet
at December 31
(in thousands)

ASSETS	(unaudited)
	2003	2002

Cash	$1,310	$1
Accounts receivable	5,133	3,726
Refundable Income Taxes	565	53
Due from Astronics	74	0
Inventories	2,878	2,868
Prepaid expenses	338	87

Total current assets	10,298	6,735
Net property, plant & equipment	28,878	22,671
Total other assets	1,340	689

TOTAL ASSETS	$40,516	$30,095

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term liabilities	$1,429	$630
Accounts payable	2,107	1,330
Accrued expenses	1,639	859

Total current liabilities	5,175	2,819
Long-term debt	9,657	4,412
Other Liabilities	3,733	2,475
Net shareholders' equity	21,951	20,389

	$40,516	$30,095

MOD-PAC CORP
Consolidated Statement of Income

(in thousands except per share data)

	Three Months Ended			Year Ended

	12/31/2003	12/31/2002	% Increase (Decrease)	12/31/2003	12/31/2002	% Increase (Decrease)

Net Sales	$12,439	$9,637	29.1%	$41,215	$32,121	28.3%
Cost of goods sold	9,404	7,201	30.6%	31,265	24,110	29.7%
Selling, general and administrative	1,571	1,406	11.7%	6,159	4,973	23.8%
Interest expense, net	94	3	NA	245	12	NA
Loss on sale of asset	101	0		101	0

Income before taxes	1,269	1,027	23.6%	3,445	3,026	13.8%
Provision for taxes	451	308	46.4%	1,245	1,067	16.7%

Net Income	$818	$719	13.8%	$2,200	$1,959	12.3%
Earnings per share:
Basic	$0.22	$0.18	22.2%	$0.58	$0.49	18.4%

Diluted	$0.22	$0.18	22.2%	$0.57	$0.49	16.3%

Weighted average shares:
Basic	3,718	3,947		3,772	4,017
Diluted	3,795	4,030		3,837	4,100

MOD-PAC CORP
Cash Flow Data
as of December 31
(in thousands)
	2003	2002

Cash flow from Operating Activities:
Net income	$2,200	$1,959
Depreciation & amortization	4,071	3,054
Provision for doubtful accounts	32	(22)
Deferred taxes	970	63
(Gain)loss on disposal of assets	101	0
Change in working capital items	(547)	1,770

Net Cash provided by Operating Activities	6,827	6,824
Net Cash used by Investing Activities	(8,935)	(15,146)
Net Cash used by Financing Activities	3,417	8,322

Net increase (decrease) in cash	1,309	0
Cash at beginning of period	1	1

Cash at end of period	$1,310	$1

MOD-PAC CORP
Sales by Product Line

(in thousands except per share data)
	Three Months Ended			Year Ended

	12/31/2003	12/31/2002	% Increase (Decrease)	12/31/2003	12/31/2002	% Increase (Decrease)

Custom Folding Cartons	$4,161	$3,470	19.9%	$14,842	$13,507	9.9%
Commercial Printing	3,875	2,100	84.5%	13,631	6,399	113.0%
Stock Box	3,509	3,345	4.9%	9,496	9,368	1.4%
Personalized Printing	$825	$722	14.3%	$3,177	$2,847	11.6%